Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Acquires Truckload Operations of Pacer Transport, Inc.

Warren, MI – July 27, 2009 — Universal Truckload Services, Inc. (NASDAQ: UACL) announced today that it has entered into a Limited Asset Purchase Agreement to acquire certain assets utilized in the operations of Pacer Transport, Inc., or Pacer Transport, and two of its subsidiaries, S&H Transport, Inc. and S&H Leasing, Inc., based in Desoto, Texas. Pacer Transport is a wholly-owned subsidiary of Pacer International, Inc. The assets purchased include customer, owner-operator, and agent lists and files, as well as owned trailers, used in operations consisting primarily of flatbed, van, and specialized heavy-haul equipment services throughout the United States. The purchased assets will be integrated into the operations of Universal Am-Can, Ltd., a wholly-owned subsidiary of Universal Truckload Services, Inc.

The closing, which is subject to customary closing conditions, is expected to occur in August 2009.

The Pacer Transport network consists of approximately 130 agents, 480 owner-operators, and 99 company trucks. Universal expects that the acquisition will contribute approximately $30 million to $40 million of additional revenues, and that it will not have a material effect on net income for the third and fourth quarters of 2009. Terms of the acquisition were not disclosed.

“We are very excited about the opportunity to continue to provide best in class service to all of Pacer Transport’s customers,” stated Universal’s President and CEO, Don Cochran, “and we believe this acquisition will complement our truckload operations. We expect the asset-light business model to integrate nicely with our current operations and that we will be able to achieve efficiencies through this acquisition. We appreciate all the efforts of our acquisition team and look forward to the strengths and opportunities that the group of Pacer Transport’s agents and owner operators will add to our organization.”

About Universal:

Universal Truckload Services, Inc. is primarily an asset-light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.